Exhibit 99.1

Albireo Achieves Significant Milestones for Odevixibat Across Multiple Diseases

— Reiterates Top Line Data on Phase 3 in PFIC Expected Mid-2020 —

— To Initiate Pivotal Trials in Biliary Atresia and Alagille Syndrome in 2020 —

BOSTON, MA — January 29, 2020 — Albireo Pharma, Inc. (Nasdaq: ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today announced a number of advances and new initiatives in the clinical program for odevixibat, an oral once-daily capsule in development for the treatment of progressive familial intrahepatic cholestasis (PFIC), biliary atresia and Alagille syndrome. The U.S. Food and Drug Administration (FDA) has cleared the company’s investigational new drug (IND) application to initiate a global pivotal trial in biliary atresia. Following scheduled FDA interactions in the first quarter of 2020, the company plans to commence an additional pivotal program in Alagille syndrome by the end of 2020. Management also continues to expect topline data from its Phase 3 trial in PFIC in mid-2020.

“We continue to believe in the potential for odevixibat to address unmet needs across multiple rare cholestatic liver diseases, and we remain steadfastly committed to patients and their families living with these devastating conditions,” said Ron Cooper, Albireo’s President and Chief Executive Officer. “We expect our Phase 3 trial in PFIC will be fully randomized in the coming days, and we expect to report topline data in mid-2020. Today, I am particularly excited to announce that the FDA has cleared our IND, and we expect to initiate a precedent-setting pivotal trial in biliary atresia in the first half of 2020. Following FDA input later this quarter, we plan to initiate a third odevixibat pivotal trial, in Alagille syndrome, later this year. We are a growing, energized and well-prepared organization, and look forward to 2020 being a transformational year for Albireo.”

The PEDFIC 1 trial is studying both high and low dose odevixibat in both PFIC type 1 and type 2 patients who are 6 months to 18 years of age. Patients randomized to odevixibat are being treated with high (120µg/kg) or low (40µg/kg) dose once-daily oral capsules or sprinkles. The trial uses Albireo’s planned commercial formulation of odevixibat, which does not require refrigeration. PEDFIC 1 has a target of 60 patients, 59 have been randomized and the randomization visit for the final patient has been scheduled in the coming days. Albireo expects top-line data from PEDFIC 1 in mid-2020 with potential first regulatory approval and odevixibat launch in the second half of 2021.

Biliary atresia is a rare disease that impacts an estimated 15,000-20,000 people in the United States and European Union and is the leading cause of liver transplants among children. Albireo’s planned double-blind, placebo controlled pivotal trial in biliary atresia is designed to enroll approximately 200 patients at 70 sites globally. Patients will receive either placebo or high-dose (120µg/kg) odevixibat once daily. The primary endpoint is survival with native liver after 2 years of treatment. The FDA and European Commission have granted orphan designations for odevixibat in the treatment of biliary atresia.

In addition, Albireo has been evaluating a proposed pivotal study design for odevixibat in Alagille syndrome in consultation with physicians and regulators, and plans to initiate the trial later this year. The FDA and European Commission have granted orphan designations for odevixibat in the treatment of Alagille syndrome.

The company had cash and cash equivalents at September 30, 2019 of $142.7 million, and continues to anticipate that its current cash balance will be sufficient to meet its operating needs into 2021.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of odevixibat, elobixibat or any other Albireo product candidate or program, including regarding the Phase 3 clinical program for odevixibat in patients with PFIC, the planned pivotal trial for odevixibat in biliary atresia and the planned pivotal trial for odevixibat in Alagille syndrome; the potential approval and commercialization of odevixibat; discussions with the FDA regarding our programs; the potential benefits or competitive position of odevixibat or any other Albireo product candidate or program or the commercial opportunity in any target indication; the potential benefits of an orphan drug designation; that Albireo’s current cash balance will be sufficient to meet its operating needs into 2021; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: whether favorable findings from clinical trials of odevixibat to date, including findings in indications other than PFIC, will be predictive of results from the trials comprising the Phase 3 PFIC program or any other clinical trials of odevixibat; whether either or both of the FDA and EMA will determine that the primary endpoint for their respective evaluations and treatment duration of the double-blind Phase 3 trial in patients with PFIC are sufficient, even if the primary endpoint is met with statistical significance, to support approval of odevixibat in the United States or the European Union, to treat PFIC, a symptom of PFIC, a specific PFIC subtype(s) or otherwise; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of odevixibat, including the trials comprising the Phase 3 PFIC program, or the pivotal programs in biliary atresia and Alagille syndrome, and the outcomes of such trials; Albireo’s completion of discussions with the FDA regarding the planned pivotal trial for odevixibat in Alagille syndrome; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or European Union; delays or other challenges in the recruitment of patients for, or the conduct of, the double-blind Phase 3 trial or other pivotal trials; and Albireo’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Hans Vitzthum, LifeSci Advisors, LLC., 212-915-2568

Media Contact: Heather Anderson, 6 Degrees, 980-938-0260, handerson@6degreespr.com